Filed pursuant to
Rule 424(b)(2)
Registration No. 33-59791


                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

   Pricing Supplement, dated October 6, 1995 (To Prospectus Supplement, dated
              August 7, 1995; to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

     The terms of the Subordinated Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:       6.75% Subordinated Notes Due October 15, 2007 (the
                      "Notes").
Aggregate
Principal Amount:     $100,000,000.00.

Price to Public:      99.3340%.

Issue Date:           October 12, 1995.

Stated Maturity:      October 15, 2007.


Interest Rate:        6.75% per annum.

Interest Payment
Dates: Semi-annually on the 15th day of each April and October, commencing in April 1996, and at Stated Maturity.

Regular Record Dates: The first day of the month in which each Interest
                      Payment Date occurs.

Sinking Fund:         None.

Redemption:           The Notes are not subject to redemption.

Selling Agents:       Morgan Stanley & Co. Incorporated and Citicorp
                      Securities, Inc. , each as Principal, have severally agreed to purchase the principal amount of Notes set forth opposite its name:

                      Morgan Stanley & Co. Incorporated       $75,000,000
                      Citicorp Securities, Inc.               $25,000,000

Commission:           0.483%.